Exhibit 10.2

              AMENDED AND RESTATED EXCLUSIVE DISTRIBUTION AGREEMENT
                                     BETWEEN
                                  HEMASURE INC.
                                       AND
                             COBE LABORATORIES, INC.


           Amended and Restated Exclusive Distribution Agreement (this "Distribution Agreement") dated as of May 3, 1999, between HEMASURE INC., a corporation organized under the laws of Delaware ("HemaSure"), and COBE LABORATORIES, INC., a corporation organized under the laws of the State of Colorado ("COBE").

                                    RECITALS

                     A. HemaSure manufactures and distributes certain medical products and supplies, together with parts necessary for repair and replacement and including all devices now or hereafter manufactured or designed by HemaSure that filter blood and its components. HemaSure's current Products are identified in the list attached as Exhibit 1 (collectively, the "Products"), and such list may be updated with mutual agreement from time to time to reflect additional Products as described above (the "Product List").

                     B. HemaSure and COBE BCT, Inc. ("COBE BCT") entered into an Exclusive Distribution Agreement on August 14, 1998 (the "Former Distribution Agreement") whereby (1) COBE BCT became the exclusive distributor, and HemaSure became the exclusive supplier to COBE BCT, in each case, during the term of the Former Distribution Agreement, for the Products throughout the world except for China and the United States, for a term commencing on August 14, 1998, and (2) HemaSure would supply to COBE BCT certain Products to be incorporated into medical devices manufactured by COBE BCT for sale to Affiliates of COBE BCT and to third parties (the "COBE Products").

                     C. The parties hereto desire to amend and restate the Former Distribution Agreement in its entirety, as provided herein.

                     D. The parties hereto desire that (1) COBE be the exclusive distributor, and that HemaSure be the exclusive supplier to COBE, pursuant to this Distribution Agreement for the Products throughout the Territory (as defined below) for a term commencing on the date hereof (the "Commencement Date") and continuing throughout the term of this Distribution Agreement set forth in Article X hereof and (2) HemaSure supply to COBE and its Affiliates certain Products to be incorporated into the COBE Products.


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                                        2


           In consideration of these premises and the mutual promises made herein by the parties to each other, they agree as follows:


                             ARTICLE 1 - APPOINTMENT

                     1.1 Except as otherwise specifically provided herein, HemaSure hereby appoints COBE as its exclusive distributor for the Products with the right to appoint sub-distributors, in the Territory and for the term of this Distribution Agreement, and COBE hereby accepts this appointment. In return, COBE appoints HemaSure as its sole and exclusive supplier of the Products, for the term of this Distribution Agreement, and HemaSure accepts this appointment. For purposes of this Distribution Agreement, the "Territory" shall be, subject to the provisions of Sections 10.7 and 10.8, the entire world. Notwithstanding any provision of this Distribution Agreement to the contrary, HemaSure shall maintain the exclusive right to distribute products (including, but not limited to, the Products) made by HemaSure or its Subsidiaries to the American Red Cross and its Affiliates solely as end-users (subject to COBE's right to sell OEM (as defined in Section 3.2) products to the American Red Cross and its Affiliates).

                     1.2 All Products shall meet specifications set forth in
Exhibit 1; provided, however, that HemaSure, upon thirty (30) days' prior written notice specifying the nature of and reasons for such changes, shall have the right to make any changes in the specifications of the Products to the extent necessary to satisfy regulatory requirements or to avoid a material adverse affect on the quality or performance of the Products.

                     1.3 If COBE requests additional Products from HemaSure, or additional development with respect to a Product, the parties agree to negotiate in good faith the terms of a development agreement (a "Development Agreement") for the additional Products or development services. Product development shall be conducted in accordance with mutually agreed upon plans setting forth the estimated cost and expense, the proposed specifications for and uses of the Products and the requirements for and timing of the design, performance, quality and manufacturability validation, regulatory approval and manufacturing requirements.

                     1.4 In connection with any development pursuant to a Development Agreement, if COBE pays for the complete development of any additional Products or portions thereof, any improvements to HemaSure's Owned Intellectual Property resulting therefrom (the "Improvements") shall be COBE's Owned Intellectual Property, but HemaSure shall have a perpetual, non-exclusive, world-wide, royalty-free license under such Improvements and Intellectual Property outside the field of devices that filter blood and its components. If HemaSure's Owned Intellectual Property existing on the date of any such Development Agreement is required to practice any such COBE's


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Owned Intellectual Property, COBE shall have a perpetual non-exclusive, world-wide, royalty-free license under such HemaSure Owned Intellectual Property for the term of this Distribution Agreement (as such term may be extended), limited to the field of devices that filter blood and its components. Additionally, after the term of this Distribution Agreement, the provisions of
Section 10.10 shall apply to any product sales by COBE utilizing such HemaSure Owned Intellectual Property, and HemaSure shall be entitled to the 12% royalty contemplated in Section 10.10. Notwithstanding the above, any final Development Agreement may set forth terms and conditions which are different than those set forth in this Section 1.4.

                     1.5 COBE's sole compensation under this Distribution Agreement shall be the profit it may realize from the resale of the Products.

                     1.6 If Sections 10.7 and 10.8 become applicable, COBE shall not, without the written consent of HemaSure: (i) seek customers or establish any branch or maintain any distribution depot for the Products outside the Territory or (ii) knowingly sell the Products to any customer for use outside the Territory.

                     1.7 COBE shall be fully responsible for the acts and conduct of its employees, agents, sub-agents and sub-distributors and shall indemnify and hold HemaSure harmless from all claims, liabilities and damages arising out of any negligence or misconduct of COBE or its employees, agents, sub-agents or sub- distributors.

                     1.8 Neither COBE nor HemaSure shall disclose to any third party any trade secrets of the other party or any Confidential Information (as such term is defined in the Confidentiality Agreement) concerning the other party, its Products or its business. The terms of the Confidentiality Agreement are incorporated herein by reference thereto in Exhibit 2, as amended in such
Exhibit 2. When this Distribution Agreement terminates, except as otherwise agreed, each party shall promptly return to the other party all trade secret and Confidential Information of said other party and shall not disclose or otherwise use such information for a period of three years after the date of termination.

                     1.9 The following definitions shall apply to this Distribution Agreement:

           (a) "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

           (b) "Change in Control" means the occurrence of any of the following events: (i) any Person, other than a trustee or other fiduciary holding securities under an employee benefit plan of HemaSure or any subsidiary of HemaSure or any stockholder

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(and such stockholder's affiliates) as of the date hereof and direct transferees thereof, becomes, after the date hereof, the "beneficial owner" (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of HemaSure representing 50.1% or more of the total voting power represented by HemaSure's then outstanding securities on a fully diluted basis that vote generally in the election of directors ("Voting Securities"), or (ii) the merger or consolidation of HemaSure with any other corporation, other than a merger or consolidation in which the Voting Securities of HemaSure outstanding immediately prior thereto continue to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least a majority of the total voting power of the surviving entity; or (iii) the sale or transfer (in one transaction or a series of transactions) of all or substantially all of the assets of HemaSure, other than to a subsidiary of HemaSure.

           (c) "Intellectual Property" of COBE or HemaSure, as the case may be, means (i) inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications, (ii) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications, (iii) national (including the United States) and multinational statutory invention registrations, patents, patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by international treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application, (iv) trademarks, service marks, trade dress, logos, trade names and corporate names, whether or not registered, and all rights therein provided by international treaties or conventions, (v) copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, (vi) computer software, including, without limitation, source code, operating systems and specifications, data, data bases, files, documentation and other materials related thereto, data and documentation, (vii) trade secrets and confidential, technical and business information (including ideas, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (viii) whether or not confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (ix) copies and tangible embodiments of all the foregoing, in whatever form or medium, (x) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, and (xi) all rights to sue or recover and retain damages and costs and attorneys' fees for present and past infringement of any of the foregoing.


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           (d) "Licensed Intellectual Property" means all Intellectual Property licensed or sublicensed to COBE or HemaSure, as the case may be, from a third party.

           (e) "Owned Intellectual Property" means all Intellectual Property, other than the Licensed Intellectual Property, in and to which COBE or HemaSure, as the case may be, holds, or has a right to hold, any right, title or interest.

           (f) "Person" means an individual, corporation, partnership, association, trust, joint venture, unincorporated organization, other entity or group (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended).


                           ARTICLE 2 - DUTIES OF COBE

           During the term of this Distribution Agreement, COBE shall:
           ----------------------------------------------------------

                     2.1 Use commercially reasonable efforts to market and sell the Products and develop a profitable market for them in the Territory.

                     2.2 Maintain and utilize such personnel, organization and facilities as will be competent and adequate to enable COBE to satisfy its obligations under this Distribution Agreement.

                     2.3 At least thirty days before the end of each calendar quarter, prepare and furnish to HemaSure a proposed annual purchase forecast by month for the following four calendar quarters, specifying the quantities of the Products which COBE forecasts will be purchased for delivery during each month of that year; provided, however, that in no event may HemaSure be required to deliver quantities of any Product during a month which exceed 110% of the maximum deliveries of such Product to COBE during any earlier calendar month. All orders for shipment of Products within 30 days from the order shall be deemed to be firm and non-cancelable.

                     2.4 Purchase from HemaSure and at all times maintain the minimum inventories of Products to provide adequate service and delivery to customers in the Territory. COBE shall meet the minimum purchase requirement set forth in Exhibit 3, attached hereto, unless Exhibit 4 shall be applicable pursuant to the provisions of Sections 10.7 and 10.8 in which case COBE shall meet the minimum purchase requirements set forth therein, as the same shall be amended from time to time. In the event that Exhibit 4 is applicable, the parties shall meet at least three months before the end of each calendar year with respect to the matters set forth in Exhibit 4 and negotiate in good faith the minimum purchase requirements for the following calendar year, provided, that if they fail to agree by the beginning of the year the aggregate

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minimum purchase requirements for all Products during that year shall equal 110%
of such aggregate minimum requirements for the preceding year.

                     2.5 Advise HemaSure of inquiries which COBE or any Affiliates receive from potential customers for the Products outside the Territory, if applicable, and shall use its commercially reasonable efforts to transfer to HemaSure all customers who are reasonably likely to use the Products outside the Territory, if applicable.

                     2.6 Except as otherwise agreed by the parties in writing, obtain all regulatory approvals, registrations, and listing of Products required (Food and Drug Administration (the "F.D.A."), C.E., C.S.A., etc.) in the Territory to make and sell Products incorporated into COBE Products, or certify that such approvals and registrations have been obtained or are not required, and comply with all applicable laws, standards, rules and regulations.

                     2.7 Not modify or alter the Products in any way without the prior written approval of HemaSure.

                     2.8 Indemnify and hold harmless HemaSure and its Affiliates and customers, and their officers, directors, agents and employees, from and against losses, claims and damages (including reasonable fees and expenses of counsel) ("Losses") as they are incurred, but solely to the extent such Losses arise out of or are related to any claim by a third party that any Product modifications or specifications requested by COBE on Products sold by COBE conflict with or infringe upon Intellectual Property owned or licensed by the third party. An exception to the above is that COBE will not indemnify and hold harmless HemaSure and its Affiliates for any additional Losses arising from a determination of willful infringement.

                     2.9 Indemnify and hold harmless HemaSure and its Affiliates and customers, and their officers, directors, agents and employees, from and against Losses as they are incurred, solely to the extent such Losses arise out of or are related to any claim by a third party that any Product has caused personal injury or other loss to the third party, and only to the extent such actual or alleged personal injury or loss arises from willful misconduct, gross negligence, failure to follow HemaSure's written instructions, or alterations of a Product or Products without HemaSure's written approval. COBE shall maintain product liability insurance with reputable insurers in such amounts and covering such risks and on such terms and conditions as are in accordance with normal industry practice.

                     2.10 In connection with the promotion and marketing of the Products, (i) make clear in all dealing with customers that it is acting as a distributor of the Products and not as an agent of HemaSure, (ii) comply with all material legal requirements with respect to the storage and sale of the Products, (iii) provide, at the reasonable request

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of HemaSure, copies of its price lists and copies of promotional aids and literature, (iv) permit HemaSure's representatives to visit during normal business hours, upon reasonable advance notice, any premises of COBE used in connection with the sale of the Products, and (v) use only those advertising, promotional and other selling materials approved by HemaSure (which approval shall not be unreasonably withheld).

                     2.11 Provide full traceability of the Products to its customers. COBE agrees that at all times it will be able to know its customer for each individual Product lot for all Products delivered by HemaSure to COBE.

                     2.12 Be responsible (when applicable) for obtaining any necessary import licenses, or other requisite documents, with respect to the importation of the Products into the Territory and their resale in the Territory.

                     2.13 Provide information to HemaSure on Product complaints received. A complaint is considered to be any oral or written expression of dissatisfaction with the identity, quality, durability, reliability, safety, effectiveness, or performance of a product. Any complaint involving injury or death will be reported immediately to HemaSure. COBE will be responsible for follow-up communication with the customer.

                     2.14 Cause its warehouses and distribution networks to be maintained and operated (i) in a manner that will protect the integrity and quality of the Products, maintaining safety and efficacy at all times; (ii) to ISO 9000 standards with respect to traceability and complaints; and (iii) to conform to all national regulatory and other requirements.

                     2.15 Purchase from HemaSure all of its requirements for Products from HemaSure and any and all devices and products substantially identical to the Products for sale in the Territory, or that have uses or intended uses substantially identical to the Products.


                         ARTICLE 3 - DUTIES OF HEMASURE

         During the term of this Distribution Agreement, HemaSure shall:
         --------------------------------------------------------------


                     3.1 Manufacture each Product in sufficient quantities to permit timely delivery of the quantities of the Product provided for in COBE's forecast.

                     3.2 Package and mark the Products under COBE's name, in such manner as COBE may reasonably direct, provided that Products sold to an original equipment manufacturer ("OEM") unaffiliated with COBE for incorporation into devices

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manufactured by the OEM may be labeled with HemaSure's trademarks upon
HemaSure's receipt from COBE of its written consent regarding the same.

                     3.3 Advise COBE of inquiries which HemaSure or its other distributors, if any, receive from potential customers for the Products within the Territory and shall use its commercially reasonable efforts to transfer to COBE all customers for the Products who are located within the Territory.

                     3.4 Except as otherwise agreed by the parties, obtain all regulatory approvals, registrations, and listing of Products required (F.D.A., C.E., C.S.A., etc.) to sell the Products in the Territory (other than for Products incorporated into COBE Products), or certify that such approvals and registrations have been obtained or are not required, and comply with all applicable laws, standards, rules and regulations.

                     3.5 Perform any investigations required with respect to Product complaints and similar events and take necessary corrective action, keeping COBE informed of such investigations and corrective action. HemaSure will conduct any field actions which may be necessary, including Product recalls, modifications and upgrades, as determined by HemaSure in its reasonable discretion. Any extraordinary costs of conducting a field action, such as replacement of Product and return of Product, shall be borne by HemaSure.

                     3.6 Notify COBE at least 90 days in advance of any changes in the Products.

                     3.7 Comply with the Good Manufacturing Practices (GMP) regulations of the F.D.A. and similar requirements of other jurisdictions within the Territory, making HemaSure's records and documents available and cooperating with COBE should COBE audit HemaSure for compliance with regulatory requirements.

                     3.8 Replace all defective Products at HemaSure's expense, including all reasonable delivery, handling and related costs of the replacement.

                     3.9 Subject to Article 5, take such commercially reasonable actions as may be needed in order to protect its rights in HemaSure's Owned Intellectual Property against infringement, ,and to maintain its proprietary interest in its Owned Intellectual Property in full force and effect.

                     3.10 Indemnify and hold harmless COBE and its Affiliates and customers, and their officers, directors, agents and employees, from and against Losses as they are incurred, arising out of or related to any claim by a third party that any Product conflicts with or infringes upon Intellectual Property owned or licensed by

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the third party. An exception to the above is that HemaSure will not indemnify and hold harmless COBE and its Affiliates for any additional Losses arising from a determination of willful infringement.

                     3.11 Indemnify and hold harmless COBE and its Affiliates and customers, and their officers, directors, agents and employees, from and against Losses as they are incurred, arising out of or related to any claim by a third party that any Product has caused personal injury or other loss to the third party. HemaSure shall maintain product liability insurance with reputable insurers in such amounts and covering such risks and on such terms and conditions as are in accordance with normal industry practice.

                     3.12 Warrant the Products to COBE and its customers under its standard product warranty as set forth in Exhibit 5 hereto; provided, however, that the representations, warranties and indemnification given by HemaSure herein are subject to the conditions that HemaSure shall not be under liability in respect of any defect in the Products:

                     (i) to the extent such defect arises solely from any modifications made by COBE or its customers and not approved by HemaSure in writing, or

                     (ii) to the extent such defect arises solely from willful misconduct, gross negligence, failure to follow HemaSure's written instruction, or alteration of the Products without HemaSure's approval.

                     3.13 Have the right to sell Products to other manufacturers (other than COBE or its Affiliates) to be included in said manufacturer's products to be sold to end-users.


                             ARTICLE 4 - TRADEMARKS

                     4.1 COBE may use HemaSure's names and marks (the "Trademarks") in advertising, or marketing and information materials, on COBE's letterheads or at its place of business, to indicate that the Product is manufactured for COBE by HemaSure (but not that COBE is otherwise associated with HemaSure). COBE may not otherwise use HemaSure's Trademarks, trade names, or company name in connection with the promotion or sale of any goods or services, except with HemaSure's prior written approval. Upon termination of this Distribution Agreement for any reason, COBE will immediately stop using HemaSure's Trademarks and trade or company names and will

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stop advertising or otherwise indicating that COBE is a distributor of the
Products. COBE hereby acknowledges that HemaSure has the sole rights to such trade names, company names and Trademarks.

                     4.2       COBE shall not:

                     (i) make any modifications to the Products or their packaging, except on specific instructions from local, state or federal authorities (any modifications for purposes of enhancing the product sales is to be Submitted to HemaSure for approval and said approval shall not be unreasonably withheld);

                     (ii) alter, remove or tamper with any Trademarks, number, or other means of identification used on or in relation to the Products;

                     (iii) use any of the Trademarks in any way which might prejudice their distinctiveness or validity or the goodwill of HemaSure;

                     (iv) use in relation to the Products any trademarks other than the Trademarks without obtaining the prior written consent of HemaSure; or

                     (v) use in the Territory any trademarks or trade names in any way similar to any Trademark or trade names of HemaSure or which would be likely to cause confusion to customers or potential Customers;

provided that Section 4.2(i), (ii) and (iv) shall not apply to COBE Products.

                     4.3 COBE shall, at the expense of HemaSure, take all such reasonable steps as HemaSure may reasonably require to assist HemaSure in maintaining the validity and enforceability of the Trademarks of HemaSure during the term of this Distribution Agreement. COBE shall at the request of HemaSure execute such registered user agreements or licenses in respect of the use of the Trademarks in the Territory as HemaSure may reasonably require, provided that the provisions of any such agreement or license are not more onerous or restrictive than the provisions of this Distribution Agreement.

                     4.4 COBE shall promptly notify HemaSure in writing of any actual or threatened (in writing) infringement in the Territory of any Trademarks of HemaSure which comes to COBE's actual notice and of any claim by any third party so coming to its notice that the importation of the Products into the Territory, or their sale therein, infringes any rights with respect to trademarks of any other person, and COBE shall at


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the request and expense of HemaSure do all such reasonable things as may be reasonably required to assist HemaSure in taking or resisting any proceedings in relation to any such infringement or claim.

                     4.5 HemaSure may seek to register its Trademarks, trade names and company names in the Territory, and do whatever it deems desirable to prevent their unauthorized use by others.


                     4.6 To the extent necessary to fulfill HemaSure's obligations under Section 3.2, HemaSure is hereby licensed by COBE to apply COBE's trademarks and trade names to Products to be sold by COBE. COBE shall at all times have control of the quality of goods bearing COBE's trademarks and trade names and may reject any products not meeting COBE's quality requirements. Such quality requirements shall be comparable to the quality requirements established by COBE for goods manufactured by COBE. HemaSure may not otherwise use COBE's trademarks, trade names, or company names in connection with the promotion of sale of any goods or services, except with COBE's prior written approval. Upon termination of this Distribution Agreement for any reason, HemaSure will immediately stop using COBE's trademarks and trade or company names. HemaSure hereby acknowledges that COBE has the sole rights to such trademarks and trade and company names.

                     4.7 COBE may seek to register its trademarks and trade and company names for use in connection with its sale of the Products in the Territory, and do whatever COBE deems desirable to prevent their use by others.


                 ARTICLE 5 - EXPENSES FOR NEW PATENT LITIGATION

                     5.1 The parties hereby agree to jointly appoint counsel in connection with any new patent infringement litigation proceeding (including, without limitation, any declaratory judgment action and specifically the action commenced on April 5, 1999 against Pall Corporation in the United States District Court for the District of Colorado and any other related action) and, to the extent the parties agree on the appointment of counsel, COBE shall pay all of the expenses incident thereto, including the fees and expenses of such counsel (even in the event of an unsuccessful action). COBE's obligation to pay expenses incident to the new patent infringement litigation proceeding does not include an obligation to pay any damages that may be assessed against HemaSure and/or COBE or any of their Affiliates in such new proceeding. HemaSure may, at its own sole expense, appoint its own counsel at any time to advise and represent HemaSure.


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                     5.2 Such appointed counsel will represent both COBE and
HemaSure. Both parties will consult and use best efforts to mutually agree on the litigation strategy and related decisions.

                     5.3 Either party shall have the right to settle any such patent infringement litigation on its own behalf. If COBE settles such patent infringement litigation without the prior written consent of HemaSure, then HemaSure shall not be obligated to indemnify COBE pursuant to this Distribution Agreement or to pay any damages or other award that COBE agrees to pay as part of such a settlement. Either party who settles any !such patent infringement litigation without the prior written consent of the other party shall indemnify the other non-settling party for any damages, prejudice or adverse effect caused by such settlement on the non-settling party. With respect to any such Settlement, neither party shall, without the consent of the other party (which consent shall not be unreasonably withheld), admit that the Product infringes the intellectual property rights of another or expressly admit that a third party's patent is valid or enforceable.

                     5.4 Subject to Section 6.5 below, all rights and obligations of the parties with respect to the matters described under this
Article 5 (other than with respect to the payment of fees and expenses) shall terminate upon termination of any portion of this Distribution Agreement.


                 ARTICLE 6 - CONFIDENTIAL LITIGATION INFORMATION

                     In addition to each of the parties' rights and obligations pursuant to the Confidentiality Agreements listed, and incorporated by reference, on Exhibit 2 to this Distribution Agreement, COBE and HemaSure shall each have the following rights and obligations in connection with the confidential information:

                     6.1 It may be necessary during the course of any new patent infringement litigation for COBE and HemaSure to share litigation confidential information. For purposes of this Article 6, litigation confidential information refers to information that a producing party claims in writing to be its trade secret or other confidential research, development, or commercial information within the meaning of Rule 26(c)(7) of the Federal Rules of Civil Procedure, as may be amended from time to time.

                     6.2 Other than pursuant to a court order or similar order from a governmental or regulatory authority, the party receiving litigation confidential information agrees to maintain all such information in confidence, the receiving party will limit access to the litigation confidential information on a need-to-know basis, and

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the receiving party agrees not to release the litigation confidential information outside the company without the prior written approval of the disclosing party.

                     6.3 All documents and litigation confidential information remain the sole property of the disclosing party. The receiving party agrees to return all documents and any copies to the disclosing party at the disclosing party's request.

                     6.4 The obligations of the parties under this Article 6 are in addition to any other obligations of the parties under this Distribution Agreement and the Confidentiality Agreements listed, and incorporated by reference, in Exhibit 2 hereto, with respect to Confidential Information.

                     6.5 Notwithstanding Section 5.4 above, the provisions contained in this Article 6 shall govern the relationship of the parties with respect to the exchange of litigation confidential information in the context of any new patent infringement litigation and shall remain in full force and effect notwithstanding termination of this Distribution Agreement.


                       ARTICLE 7 - PRIVILEGED INFORMATION

                     In addition to each of the parties' rights and obligations pursuant to the Confidentiality Agreement listed, and incorporated by reference, on Exhibit 2 to this Distribution Agreement, COBE and HemaSure shall each have the following rights and obligations in connection with the privileged information:

                     7.1 It may be necessary during the course of any new patent infringement litigation for COBE and HemaSure to share privileged information. Privileged information is information that is subject to a claim of attorney-client privilege or work-product immunity as defined under applicable law.

                     7.2 Subject to Section 4 of the Confidentiality Agreement,
(a) the party receiving privileged information agrees to maintain such privilege; (b) the receiving party will limit access to the privileged information on a need-to-know basis, and the receiving party agrees not to release the privileged information beyond its own officers, directors, employees and counsel without the prior written approval of the disclosing party; and (c) the receiving party agrees that privileged information will not be used in testimony at trial, at any motion hearing, and at depositions and will not be offered into evidence at trial or at any motion hearing without the prior written approval of the disclosing party.

                     7.3 The receiving party will not assert waiver or estoppel based upon its receipt of the privileged information.




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                                       14

                     7.4 Notwithstanding Section 5.4 above, the provisions contained in this Article 7 shall remain in full force and effect notwithstanding termination of this Distribution Agreement.


                           ARTICLE 8 - TERMS OF SALES

                     8.1 Subject to the terms of Exhibit 3 hereto, if applicable, COBE shall pay the prices determined as specified in Exhibit 1 for the Products. The prices set forth in Exhibit 1 will remain in effect until December 31, 1999. Thereafter, HemaSure and COBE shall negotiate annually in good faith to establish annual price changes to remain in effect for each annual period following 1999. Unless otherwise agreed, prices for each Product shall increase or decrease each year by a percentage equal to any percentage increase or decrease in the standard manufacturing cost for the Product (as determined by HemaSure in accordance with generally accepted accounting principles and HemaSure's historical accounting practices) during HemaSure's preceding fiscal year, provided that in no event shall such percentage change exceed the percentage change in COBE's average selling price for the Product during the preceding fiscal year.

                     8.2 Unless otherwise agreed in writing, all prices for the Products shall be F.O.B. HemaSure's; factory, freight collect, and shall be inclusive of all taxes, duties and other governmental charges assessed or assessable prior to passage of title to COBE. Title to the Products and risk of loss shall pass to COBE on delivery of the Products to the destination specified by COBE in its purchase orders. Products shall be shipped against COBE purchase orders specifying shipment dates, transportation requirements and quantities of Products.

                     8.3 Unless otherwise agreed in writing, all payments for the Products shall be made in U.S. dollars, payable within 30 days after delivery, by check drawn on a U.S. bank.

                     8.4 The Products will be packaged for shipping in packaging labeled as provided in Section 3.2, substantially comparable in all other respects to HemaSure's standard packaging, which shall be appropriate for shipment by the means/carrier specified by COBE in its purchase orders.

                     8.5 Other terms of sale shall be as agreed to by the parties.

                         ARTICLE 9 - TRAINING; MARKETING

                     9.1 To the extent deemed reasonably necessary by COBE and HemaSure, HemaSure will provide COBE's service personnel with reasonable technical

837580.1

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                                       15

training for the proper maintenance of the Products, at a mutually agreed upon location and date. For this purpose, HemaSure will pay for the expenses of its personnel and, unless the parties have agreed otherwise in advance, COBE shall bear all expenses of its personnel associated with this training.

                     9.2 To the extent deemed reasonably necessary by COBE and HemaSure, HemaSure will provide marketing and sales training and product information to COBE's sales personnel at a mutually agreed upon location and date. For this purpose, HemaSure will pay the expenses of its personnel and, unless the parties have agreed otherwise in advance, COBE shall bear all expenses of its personnel associated with the training.

                     9.3 At COBE's reasonable request HemaSure will make technical visits and presentations to COBE customers, at such times and places as COBE may reasonably request and subject to the availability of appropriate HemaSure personnel. COBE will reimburse HemaSure for its reasonable out-of-pocket costs for such visits and presentations, including per them charges based on HemaSure's actual costs for the employees involved. HemaSure may also initiate such visits and presentations with COBE's prior approval and at the expense of HemaSure.

                     9.4 HemaSure shall supply COBE with standard product information in the English language and such other English language advertising material, sales literature and instructions as HemaSure and COBE deem appropriate to assist COBE in the promotion, sale land service of the Products in the Territory. Additional quantities of such materials may be purchased by COBE at prices quoted by HemaSure from time to time. Unless otherwise agreed, any other advertising and promotional expenses shall be paid by COBE. COBE may modify, adapt or reproduce any such information provided by HemaSure to the extent COBE deems appropriate to fulfill its obligations under this Distribution Agreement, subject to the approval of HemaSure, which will not be withheld unreasonably.


                         ARTICLE 10 - TERM OF AGREEMENT

                     10.1 This Distribution Agreement shall become effective as of the Commencement Date and, unless earlier terminated in accordance with its provisions, shall remain in effect for a period of five (5) years from the date of receipt of 510(k) approval from the F.D.A. for the r/LS Leukoreduction Filter (the "Approval Date"). At any time in the next to last year of a term either party may give written notice to the other party of its intent to terminate this Distribution Agreement at the end of the then current term. If neither party gives such notice to the other party, this Distribution Agreement shall be extended automatically for an additional term of three (3) years.


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                                       16

                     10.2 Either party may terminate this Distribution Agreement for a material breach of this Distribution Agreement by the other party, by notifying the other party in writing of such breach and, except as otherwise provided in Sections 10.3, 10.4 and 10.5, allowing sixty (60) days within which to cure the breach. If the breach is not cured within the sixty (60) day period, the complaining party may terminate this Distribution Agreement at any time thereafter by giving written notice of termination to the defaulting party. Failure to exercise this right of termination in any instance of breach shall not be a waiver of this right as to any subsequent breach.

                     10.3 This Distribution Agreement shall terminate automatically, upon written notice by one party to the other party, without any further notice, summons or process whatever, if one of the following circumstances occurs:

           (a) An event of bankruptcy occurs with respect to the other party; or

           (b) Either party ceases to engage in the business or activities which are the subject of this Distribution Agreement.

                     10.4 COBE may, at its discretion, terminate this Distribution Agreement for cause immediately upon written notice if:

           (a) HemaSure has failed to supply any Products in quantities greater than 85% of the minimum amounts forecasted for two of any six consecutive calendar quarters.

           (b) HemaSure violates the provisions of Section 1. 1.

                     10.5 Notwithstanding the foregoing, HemaSure's sole remedy in the event COBE fails to meet the minimum purchase requirements of (a) Exhibit 3, if applicable, shall be as set forth under the heading "Consequences of Exceeding or Failure to Meet Minimum Volume Targets" in Exhibit 3, or (b)
Exhibit 4, if applicable, shall be the remedies set forth in such Exhibit 4; provided, that with respect to Exhibit 4 COBE may cure any such breach within the sixty (60) day notice period by ordering sufficient Products to fulfill the minimum for the quarter during which the sixty (60) day period ends.

                     10.6 Neither HemaSure nor COBE owns or shall be deemed to own any right of property in this Distribution Agreement.

                     10.7 HemaSure shall have the right to terminate this Distribution Agreement with respect to the United States of America in the event of a Change in Control of HemaSure, and, in the event of such termination, the definition of the "Territory" and the minimum volume purchase requirements of COBE shall be revised

837580.1

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                                       17

as provided in Section 10.8 below. In the event that HemaSure desires to terminate this Distribution Agreement in the United States of America pursuant to the preceding sentence, HemaSure shall deliver written notice to COBE setting forth (i) a description of the Change in Control and (ii) the date the termination process (as contemplated below) shall commence; provided that in no event shall the date of the commencement of such termination process be less than 18 months after the Approval Date. The termination process shall be completed by, and the date of termination of this Distribution Agreement with respect to the United States of America pursuant to this Section 10.7 shall be, the first-year anniversary of the date of commencement of the termination process (as specified in HemaSure's termination notice to COBE). During the period of the termination process and prior to the termination date with respect to the United States of America, (i) HemaSure may, by itself or through other distributors, distribute or co-distribute Products under its own brand name or any other brand name (other than COBE's brand names) or no brand name to any Person, (ii) COBE shall not solicit any new customers for Products, other than such customers as COBE shall have identified to HemaSure in a written schedule (which schedule shall consist of customers that COBE is then currently in negotiations with for the sale of Products) delivered to HemaSure not later than 10 business days after COBE's receipt of such notice of termination, (iii) each of COBE and HemaSure will use their respective best efforts to facilitate an orderly transition of COBE's business for the sale of Products in the United States of America on the date of delivery of such termination notice by HemaSure and (iv) COBE shall not be bound by the second sentence of Section 1.1 and
Section 2.15 with respect to the United States of America.

                     10.8 In the event HemaSure exercises its rights under
Section 10.7, upon the effective date of the termination contemplated thereby,
(i) the Territory shall be the entire world other than the United States of America and (ii) the minimum purchase requirement shall be as set forth on
Exhibit 4, not Exhibit 3.

                     10.9 In the event of termination of this Distribution Agreement for any reason, the provisions of Articles 6 and 7 and Sections 1.4, 1.7, 1.8, 2.8, 2.9, 3.8 through 3.12, 10.7 through 10.13 and 13.5 through 13.8 shall nevertheless remain in effect.

                     10.10 If this Distribution Agreement expires by its terms, or is terminated for any reason, including pursuant to Section 10.7, other than willful default by COBE, COBE shall have and is hereby granted a non-exclusive, world-wide perpetual license of HemaSure's Owned Intellectual Property (but only to the extent such Owned Intellectual Property exists and is in effect as of the date of the termination) to make, have made, use and sell devices for filtration of blood and its components, for a royalty, as to any Product (but only in the Territory) and/or COBE Product (on a world-wide basis) incorporating such HemaSure Owned Intellectual Property, equal to 12% of the most recent net purchase price paid by COBE to HemaSure for that Product. The


837580.1

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                                       18

indemnification by HemaSure set forth in Section 3.10 of this Distribution Agreement shall not apply to the activities of COBE done pursuant to a license granted under this Section 10.10.

                     10.11 Notwithstanding Section 10.10, above, if termination or expiration happens solely as a result of COBE's providing HemaSure notice of termination at the end of the then-current term under Section 10.1 above, then the COBE license provided for in Section 10.10 will be a limited time period license for all Products (except those Products used as a component of COBE's own products, which shall remain a perpetual license), so as to allow a commercially reasonable market transition by COBE to other suppliers or distributors.

                     10.12 Notwithstanding any other provision contained in this Distribution Agreement, including, without limitation, Section 10.7 of this Distribution Agreement, upon Termination of this Distribution Agreement for any reason, in whole or in part, HemaSure shall continue to supply all Products required by COBE (i) in order to permit COBE to fulfill its obligations under COBE's then existing third party contracts and (ii) with respect to all of COBE's existing and future OEM arrangements and products. In the event that HemaSure should deliver its notice of termination with respect to the United States of America portion of the Territory pursuant to Section 10.7, COBE shall not, after receipt of such notification and except as permitted by Section 10.7, enter into any new contracts for the supply of Products in the United States of America which would extend beyond the date of the expiration of the termination process contemplated by Section 10.7.

                     10.13 Within sixty days following the expiration or termination of this Distribution Agreement, HemaSure shall repurchase from COBE at the original purchase price any Products delivered to COBE in the sixty days prior to the expiration or termination of this Distribution Agreement, which remain in COBE's inventory and which have remaining shelf life and are in good re-sellable condition.


                             ARTICLE 11 - ASSIGNMENT

                     11.1 HemaSure shall not take any action that would result in the assignment of this Distribution Agreement, in whole or in part, without the express written consent of COBE, which consent shall not be unreasonably withheld or delayed. In addition, subject to the terms of this Distribution Agreement, including, without limitation, Sections 10.7 and 10.8, HemaSure shall not sell or transfer, in one transaction or a series of transactions, all or substantially all of the assets of HemaSure unless the acquiror of such assets agrees to be bound by the provisions of this Distribution Agreement. This Distribution Agreement shall not be
837580.1

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                                       19

assignable by COBE without the prior written consent of HemaSure, which consent shall not be unreasonably withheld or delayed, except that COBE may assign this Distribution Agreement to an Affiliate and, subject to HemaSure's rights of termination in Article 10, COBE may assign this Distribution Agreement as a part of the sale of substantially all of its assets related to its blood filtration products business.


                         ARTICLE 12 - LIMIT OF LIABILITY

                     12.1 The parties shall not be liable for any breach of this Distribution Agreement resulting from any cause beyond their control including, without limitation, acts of God, fire, flood, strike, lockout, factory shutdown, act of civil or military authority, priority request, order of any government or any department or agency thereof, insurrection, riot, war, embargo, or a party's inability to obtain labor or materials from its usual sources. Any Suspension of a party's performance by reason of this Section shall be limited to the period during which the cause of such suspension exists, but shall not affect or extend the running of the term of this Distribution Agreement.

                     12.2 HemaSure shall maintain its current comprehensive general and product liability insurance in effect for the term of this Distribution Agreement. The insurance shall name COBE on the list of distributors subject to vendor's coverage. Upon receiving COBE's prior written instruction, HemaSure shall provide COBE proof of the continued maintenance of the insurance annually.

                     12.3 COBE assumes all risk and liability for loss, damage or injury to any person or property arising from repair, alteration, misuse, mishandling, or negligence in storing or handling, of any Products by COBE, including its agents and employees. COBE's product liability insurance shall cover Products incorporated into COBE Products.


                           ARTICLE 13 - MISCELLANEOUS

                     13.1 The parties shall comply with all governmental rules and regulations in force within the Territory relating to this Distribution Agreement, including without limitation any registration or approval required for the import and sale of the Products, except where non-compliance would not have a material adverse effect on either party. HemaSure shall comply with all governmental rules and regulations to the extent necessary for the performance of HemaSure's obligations under this Distribution Agreement.

                     13.2 All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified

837580.1

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                                       20


mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

           (a)       if to COBE:

                     COBE Laboratories, Inc.
                     1185 Oak Street
                     Lakewood, Colorado 80215
                     Attention:  Edward C. Wood
                     Telecopier: (303) 988-5782

                     with copies to:

                     Legal Department
                     COBE Laboratories, Inc.
                     1201 Oak Street
                     Lakewood, Colorado 80215
                     Telecopier: (303) 231-4198


                     and to:

                     Shearman & Sterling
                     599 Lexington Avenue
                     New York, New York 10022
                     Telecopy:   (212) 848-7179
                     Attention:  Peter D. Lyons, Esq. and
                                 Kenneth A. Gerasimovich, Esq.

           (b)       if to HemaSure:

                     HemaSure Inc.
                     140 Locke Drive
                     Marlborough, Massachusetts 01752
                     Attention:  James B. Murphy
                     Telecopier: (508) 485-6045


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                                       21

                     with a copy to:

                     Battle Fowler LLP
                     75 East 55th Street
                     New York, New York 10022
                     Attention:  Luke P. lovine, III, Esq.
                     Telecopier: (212) 339-9150

                     13.3 The failure of either party to exercise any rights hereunder shall not be deemed to be a waiver of such right.

                     13.4 No modification or amendment to this Distribution Agreement shall be binding unless in writing, duly executed by both parties. In the event of any inconsistent term or condition of a purchase order, invoice or other document utilized by the parties in connection with matters contemplated under this Distribution Agreement, the terms and conditions of this Distribution Agreement shall be deemed to govern.

                     13.5 In the event that either party initiates any action under either Section 13.6 or Section 13.7 of this Distribution Agreement, this Distribution Agreement shall be governed by and construed under the laws of the State of New York, without reference to its conflicts of laws provisions.

                     13.6 If a dispute arises from or relates to this Distribution Agreement or the breach thereof, whether of law or fact, of any nature whatsoever, and such dispute cannot be settled through direct discussions between the parties, the parties agree to endeavor first to settle the dispute in an amicable manner by mediation administered by the American Arbitration Association under its Commercial Mediation Rules before resorting to litigation. The parties agree that the mediator shall be a person who is, or has served as, a senior vice president of a medical products company for at least five (5) years. Mediation shall take place in New York, New York. If the dispute cannot be resolved within 60 days of the initiation thereof by either party, either party may initiate arbitration in accordance with the provisions of Section 13.7 of this Distribution Agreement.

                     13.7 All disputes arising under this Distribution Agreement that cannot be amicably resolved under Section 13.6, shall be settled by binding arbitration. Judgment upon the award rendered may be entered in any court in the New York, New York metropolitan area.

           (a) Any party requesting arbitration shall serve a written demand for arbitration on the other party. The demand shall set forth in reasonable detail a statement of the nature of the dispute, the amount involved and the remedies sought.

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                                       22

No later than twenty (20) calendar days after a demand for arbitration is served, the parties shall jointly select and appoint a retired judge of the Courts of the State of New York to act as the arbitrator. In the event that the parties do not agree on the selection of an arbitrator, the party seeking arbitration shall apply to the United States District Court for the Southern District of New York for appointment of a retired judge to serve as arbitrator.

           (b) No later than ten (10) calendar days after appointment of an arbitrator, the parties shall jointly prepare and submit to the arbitrator a set of rules for the arbitration. In the event that the parties cannot agree on the rules for the arbitration, the arbitrator shall establish the rules. No later than ten (10) calendar days after the arbitrator is appointed he shall arrange for a hearing to commence on a mutually convenient date. The hearing shall commence no later than one hundred twenty (120) calendar days after the arbitrator is appointed and shall continue from day to day until completed.

           (c) The arbitrator shall issue his or her award in writing no later than twenty (20) calendar days after the conclusion of the hearing. The arbitration award shall be final and binding regardless of whether any party fails or refuses to participate in the arbitration. The arbitrator is empowered to hear and determine all disputes between the parties hereto concerning the subject matter of this Distribution Agreement, and the arbitrator may award money damages (but specifically not punitive damages), injunctive relief, rescission, restitution, costs, and attorneys' fees. The arbitrator shall not have the power to amend this Distribution Agreement in any respect.

           (d) In the event that any party serves a proper demand for arbitration under this Distribution Agreement, all parties may pursue discovery in accordance with the Rules of Civil Procedure of the State of New York, the provisions of which are incorporated herein by, reference, with the following exceptions: (x) the parties hereto may conduct all discovery, including depositions for discovery purposes, without leave of the arbitrator; and (y) all discovery shall be completed no later than the commencement of the arbitration hearing or one hundred twenty (120) calendar days after the date that a proper demand for arbitration is served, whichever occurs earlier, unless upon a showing of good cause the arbitrator extends or shortens that period.

                     13.8 If any provision of this Distribution Agreement is held by any Court, or other authority having jurisdiction, to be invalid or unenforceable under the law applicable thereto, the provision shall be deemed modified or deleted to the extent necessary to result in compliance with such applicable legal provision and this Distribution Agreement, as so modified or amended, shall continue in full force and effect in all other respects.



837580.1

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                                       23

                     13.9 Any waiver by either party of a breach of any provision of this Distribution Agreement shall not be considered as a waiver of any subsequent breach of the same or any other provision.

                     13.10 As of the date hereof, the Former Distribution Agreement is amended and restated hereby in its entirety and is no longer in effect, and by its execution of this Distribution Agreement, each of HemaSure and COBE BCT agrees that the Former Distribution Agreement is so amended and restated in its entirety and is no longer in effect.

837580.1

                     IN WITNESS WHEREOF, the undersigned have executed this Distribution Agreement as of the date first written above.

                            COBE LABORATORIES, INC.




                            By: /s/Edward C. Wood
                                ------------------------------------
                                Edward C. Wood, Vice President


                            COBE BCT, INC.



                            By: /s/Edward C. Wood
                                ------------------------------------
                                Edward C. Wood, Vice President


                            HEMASURE INC.


                            By: /s/John F. McGuire III
                                ------------------------------------
                                John F. McGuire III, President
837580.1

                                       26
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